[Date]
[Name]
[Title]

Re:	Participation Agreement for Science 37 Holdings, Inc.’s Amended and Restated Executive Severance Plan
Dear [Name],

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Science 37 Holdings, Inc. (the “Company”) hereby extends to you (and with respect to the Company’s Chief Executive Officer, the Board hereby extends to you) the opportunity to be a Participant in the Science 37 Holdings, Inc. Amended and Restated Executive Severance Plan (the “Plan”). The Committee approved the Plan effective as of _____________, 2023, replacing the Science 37 Holdings, Inc. Executive Severance Plan.

A Participant in the Plan shall receive, and the Company is obligated to pay, severance benefits if the Participant’s employment is terminated under certain circumstances, as described in the Plan, including, but not limited to, a severance payment and health benefit continuation.

Your right to receive, and the Company’s obligation to pay, benefits under the Plan are at all times subject to the terms and conditions set forth in the Plan document, a copy of which is attached and the terms of which are incorporated by reference into this Participation Agreement. Defined terms used herein but not otherwise defined have the meanings assigned to such terms in the Plan document.

By signing this Participation Agreement, you acknowledge and agree that your right to receive, and the Company’s obligation to provide, any benefits under the Plan is subject to all of the terms and conditions of the Plan, including your compliance with the non-competition and non-solicitation provisions of Section V of the Plan and (except with respect to the accelerated vesting of Equity Awards due to a Change in Control) the timely execution and non-revocation of a general release as described in Section IV of the Plan.

Please indicate your acceptance of the terms and conditions of the Plan and this Participation Agreement by signing this Participation Agreement where indicated below, and returning it to the Company’s Chief Legal and Human Resources Officer within five (5) business days of the date first set forth above.

Sincerely,
Science 37 Holdings, Inc.

By:
Name:
Title:

Accepted by:    ______________________________    Date:    ______________________________________

[Name]